Exhibit 10.1
January 8, 2026
Masoud Toloue
Dear Masoud:
Quanterix Corporation (the “Company”) acknowledges your efforts and contributions to the Company. This separation agreement and release (the “Separation Agreement”) memorializes the terms of your resignation as of January 19, 2026 (the “Resignation Date”).
1.Resignation.
You hereby resign from your position as an employee, President, and Chief Executive Officer of the Company, your membership on the Company’s Board of Directors, and any other positions that you may hold with the Company or any of its direct or indirect subsidiaries, effective as of the Resignation Date. For purposes of the severance benefits under Section 8 of your Employment Agreement with the Company, dated as of April 25, 2022, and amended as of April 9, 2024 (the “Employment Agreement”), your resignation will be treated as if you were entitled to severance thereunder (not in the context of a change in control of the Company). Your resignation is a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
2.Benefits.
(a)Accrued Obligations. Pursuant to Section 7 of your Employment Agreement, the Company will pay you (i) your base salary through the Resignation Date, (ii) the amount of any expenses properly incurred by you on behalf of the Company prior to the Resignation Date and not yet reimbursed; and (iii) to the extent not yet paid or provided, any other amounts or benefits required to be paid or provided or which you have earned under any plan or agreement of or with the Company through the Resignation Date.
(b)Termination Benefits. In addition to the Accrued Obligations, and pursuant to Section 8 of your Employment Agreement and the terms of this Separation Agreement, the Company will provide you with the following benefits (the “Termination Benefits”):
(i)Continuation of your base salary for a period of twelve (12) months after the Resignation Date at the rate in effect on the Resignation Date (the “Salary Continuation Payments,” and such period the “Severance Period”);
(ii)Continued eligibility for an annual bonus for 2025, with the amount of such annual bonus (if any) to be determined by the Board of Directors of the Company (or the Compensation Committee thereof) in its discretion, based on the achievement of the applicable performance metrics and the other terms and conditions of the Company’s annual bonus program and to be paid in 2026 at the same time annual bonuses are payable to the Company’s senior executive level employees;

(iii)An amount equal to your applicable annual target bonus for 2026, paid in one lump sum on the Company’s next regularly-scheduled payroll date following the date that this Separation Agreement becomes effective (as described in Section 8 below);
(iv)If you timely elect health care continuation coverage available under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will subsidize the cost of the regular premium for such benefits so that such cost is shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (A) the end of the Severance Period or (B) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA (the “Health Benefits Continuation Payments”). In the event that the Company determines in its sole discretion that it cannot provide the foregoing Health Benefits Continuation Payments without potentially violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall, in lieu thereof, provide to you a taxable monthly payment in an amount equal to the Company’s portion of the monthly COBRA premium (as described above) that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether COBRA continuation coverage remains available and shall end on the earlier of (X) the end of the Severance Period, and (Y) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA; and
(v)Notwithstanding anything to the contrary in the equity plan or award agreements applicable to your previously granted stock options and restricted stock unit awards: (A) any outstanding but unvested portions of such awards that would have vested on or prior to April 30, 2026 shall accelerate and become fully-vested and exercisable (in the case of stock options) as of the later of (x) the Resignation Date, or (y) the date this Separation Agreement becomes effective (as described in Section 8 below), (B) any restricted stock units that vest pursuant to this Section 2(b)(v) shall be settled within 60 days following vesting (or, if any restricted stock unit award constitutes “nonqualified deferred compensation” subject to Section 409A, settlement shall occur on the existing settlement date if required in order to comply with Section 409A), and (C) any stock options, to the extent vested, may be exercised on or prior to December 31, 2026 (provided that in no event may a stock option be exercised after the term/expiration date set forth in the applicable stock option agreement). Except as otherwise provided herein, any equity or equity-based awards shall be governed by the terms of the applicable Company equity plan and award agreement entered into in connection with such award.
Your entitlement to the Termination Benefits is subject to applicable law and you (A) resigning as described in Section 1 on (but not prior to) the Resignation Date; (B) executing this Separation Agreement; (C) continuing compliance with the covenants described in Sections 4 and 5 and agreeing to extend the “Non-Competition Period” as described in Section 4; (D) returning Company Property as described in Section 6; (E) cooperating to facilitate an orderly transition as described in Section 7; and (F) not revoking this Separation Agreement during the Revocation Period described in Section 8(b).

The Salary Continuation Payments will commence within 60 days after the Resignation Date and will be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in 2025 and ends in 2026, the Salary Continuation Payments shall begin to be paid in 2026. Notwithstanding the immediately preceding sentence, if you are a “specified employee” within the meaning of Section 409A, then no Salary Continuation Payment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be made before the date that is six (6) months after the Resignation Date. Each Salary Continuation Payment shall be treated as a separate payment for purposes of Section 409A.
(c)No Other Benefits. Except as described in this Section 2, you will have no rights to any further compensation under your Employment Agreement or this Separation Agreement. You are not eligible for benefits under any severance plan, policy, or program of the Company.
3.Release.
(a)Released Claims. In consideration of the Termination Benefits, you, for yourself, your heirs, administrators, representatives, executors, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its subsidiaries, affiliates, shareholders, controlling persons, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Releasees ”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether pursuant to contract or in law or equity or otherwise and whether arising under any and all federal, state, local, county and/or municipal statutes, regulations, rules, and/or ordinances, including, without limitation the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Genetic Information Non-Discrimination Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lily Ledbetter Fair Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Older Workers Benefit Protection Act, the Equal Pay Act of 1962, the Massachusetts Fair Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Minimum Fair Wage Act, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Parental Leave Act, the Massachusetts Sexual Harassment Statute, and/or claims under the Constitutions of the United States and/or the Commonwealth of Massachusetts, or any other unlawful criterion or circumstance, which the you had, now have, or may have or claim to have in the future against each or any of the Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this release (the “Released Claims”); provided, however, that nothing herein shall release the Company from (i) any obligation under

Section 2 of this Separation Agreement, or (ii) any right of indemnification or to director and officer liability insurance coverage under any Company organizational documents or at law under any plan or agreement and applicable to you, including, without limitation, the Company’s bylaws and the Indemnification Agreement by and between you and the Company (the “Indemnification Agreement”). Nothing in this release is intended to (x) interfere with your right to make a complaint or claim with a federal or state administrative agency including, for example, the National Labor Relations Board, the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission or the Massachusetts Office of Diversity and Equal Opportunity, or (y) limit your right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. However, by executing this release, you hereby waive the right to recover in any proceeding that you may bring before the Equal Employment Opportunity Commission or any federal or state administrative agency or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on your behalf.
(b)No Admission; Company Acknowledgement. This release does not constitute an admission by the Company, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by you, of any unlawful acts or of any violation of federal, state or local laws. The Company acknowledges that none of the other members of the Board of Directors of the Company is presently aware of either (i) any outstanding obligations owed to the Company by you or (ii) any matter relating to your employment or board position that would not be covered by the Company’s indemnification obligations to you.
(c)Waiver. You expressly waive any rights you may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Released Claims that you do not know or suspect to exist in your favor at the time of executing this release. You understand and acknowledge that you may discover facts different from, or in addition to, those which you know or believe to be true with respect to the claims released herein, and agree that this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts. Should you discover that any fact relied upon in entering into this release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, you shall not be entitled to any relief as a result thereof, and you surrender any rights you might have to rescind this release on any ground. This release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever. You acknowledge and agree that if you should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 3(a) of this Separation Agreement, this release may be raised as a complete bar to any such action, claim or proceeding.
(d)No Assignment of Released Claims. You represent and warrant to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

4.Continuing Covenants.
You agree that the (i) Employee Confidentiality, Assignment and Non-Solicitation Agreement, dated as of April 25, 2022, and (ii) Employee Non-Competition Agreement, dated as of April 25, 2022 (collectively, the “Covenant Agreements”) remain in full force and effect, and you agree to abide by the terms set forth therein. Further, as a condition of the Termination Benefits, you agree that the Non-Competition Period (as defined in the Employee Non-Competition Agreement) shall extend to the 12-month anniversary of the Resignation Date without you receiving any additional compensation other than the Termination Benefits.
5.Non-Disparagement.
From and after the date of this Separation Agreement, (a) you will not make or publish any statements or comments (or authorize any statements to be reported as being attributed to you) that disparage, or take any other action that could injure the reputation, business or goodwill of the Company or any of its affiliates, or any of their respective employees, officers, directors, and agents, and (b) the Board of Directors of the Company will not direct anyone to disparage you. This provision does not in any way restrict or impede you from exercising protected rights, and rights under the federal securities laws, including the right to report possible securities law violations to the SEC, without notice to the Company, to the extent that such rights cannot be waived by agreement. This provision also does not prevent you from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. In addition, 18 U.S.C. § 1833(b) provides, “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Separation Agreement, any other agreement executed by you, or any company policies is intended to conflict with 18 U.S.C. § 1833(b).
6.Return of Company Property.
You agree that within three business days of the Resignation Date, you will return all Company Property or assets that you had or controlled during your provision of services as an employee or officer of the Company and any of its affiliates that have not previously been returned, and you will comply with any instructions related to deleting and purging duplicates of such Company Property. “Company Property” includes but is not limited to: all tangible property; your identification badge; key fob; notebooks; laptop, desktop and handheld computers; smartphones; personal digital assistants (PDAs); secure ID cards; keys; external hard drives; flash drives; power and sync cables; all originals and soft or hard copies of documents such as e-mails, facsimiles, handbooks, letters, manuals, or memoranda; any emails, personal documents or materials containing confidential information of the Company or any of its affiliates, including personal notebooks or planners; and any other Company- or Company affiliate-related communications, material, hardware, equipment or property. Notwithstanding the foregoing, you and the Company agree that you may retain your current laptop and cellular telephone (including the telephone number), provided that, within five business days of your Resignation Date, you submit to the Company an affidavit certifying that you have permanently removed all Company-related information from the laptop and cellular telephone and not copied any such information onto any other device, platform or medium. You acknowledge and agree that you remain bound by confidentiality and non-use obligations with respect to any Company-related information.
7.Cooperation.
For 60 days following the Resignation Date, you agree to reasonably cooperate and make yourself reasonably available to the Company on an as-needed basis in connection with the orderly transition of your duties without receiving any additional compensation other than the Termination Benefits.
8.Acknowledgment and Revocation.
(a)Acknowledgment. You recognize that, in signing this Agreement, you are knowingly and voluntarily waiving your right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq. (“ADEA”) arising prior to the date that you execute this Agreement. You understand that you may take twenty-one (21) days from the date this Agreement is presented to you to consider whether to execute this Agreement (the “Review Period”), and agree that any changes, whether material or immaterial, to this Agreement before you sign it will not restart the running of the Review Period. You have read this Separation Agreement, understand it, and voluntarily accept its terms, and you acknowledge that you have been advised by the Company to seek the advice of legal counsel before entering into this Separation Agreement, and have been provided with a period of twenty-one (21) days in which to consider entering into this Separation Agreement.
(b)Revocation. You have a period of seven business days following the execution of this Separation Agreement during which you may revoke this Separation Agreement (the “Revocation Period”), and this Separation Agreement shall become effective immediately following the expiration of the Revocation Period. If the Agreement is revoked by you in accordance with this Section 8(b), then you will waive all Termination Benefits and the terms of this Separation Agreement will be null and void.
9.General Provisions.
(a)Interpretation. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.”
(b)Severability. If any provision of this Separation Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Separation Agreement will remain in full force and effect. Any provision of this Separation Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.
(c)Governing Law; Entire Agreement; Amendments; Survival; Miscellaneous. This Separation Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Massachusetts without reference to the principles of conflict of law. This Separation Agreement, your Employment Agreement, the Covenant Agreements, the Indemnification Agreement, and any long-term or equity-based award agreements by and between you and the Company constitute the entire agreement between you and the Company regarding the subject matter hereof and thereof and supersede any earlier agreement, written or oral, with respect thereto. This Separation Agreement represents your and the Company’s mutual agreement with respect to your compensation and benefits under your Employment Agreement, and in the event of any inconsistency between this Separation Agreement and your Employment Agreement, this Separation Agreement will control.
[Signature Pages Follow]

If you agree that this letter appropriately represents our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Sincerely, QUANTERIX CORPORATION /s/ William P. Donnelly
William P. Donnelly Executive Chair
Date:	January 8, 2026
[Company Signature Page to Separation Agreement]

AGREED AND ACCEPTED:

/s/ Masoud Toloue

Masoud Toloue
Date:	January 8, 2026

[M. Toloue Signature Page to Separation Agreement]